EXHIBIT 99.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name in the Annual Report on Form 40-F (the "Annual Report") of Enerplus Corporation (the "Registrant").  We hereby further consent to the inclusion in the Annual Report of the Registrant's Annual Information Form dated February 22, 2019 for the year ended December 31, 2018, which document makes reference to our firm and our reports dated February 7, 2019, evaluating the Registrant's oil, natural gas and natural gas liquids interests effective December 31, 2018.

Calgary, Alberta, Canada February 20, 2019	MCDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Brian Hamm
Brian Hamm, P.Eng.
President & CEO